ETHEX Corporation, a Missouri corporation

Ther-Rx Corporation, a Missouri corporation

Particle Dynamics,  Inc., a New York corporation

DrugTech Corporation, a Delaware corporation

SPI - Sub, Inc., a Delaware corporation